Exhibit 99.1

Workday Announces Intent to Acquire Scout RFP

Combination Will Provide Customers with a Leading Cloud Solution to Help Transform the Office of Procurement

Accelerates Investment and Momentum in the Spend Management Market

Workday Announces Date of Fiscal 2020 Third Quarter Financial Results

PLEASANTON, Calif., Nov. 4, 2019 (GLOBE NEWSWIRE) — Workday, Inc. (NASDAQ:WDAY), a leader in enterprise cloud applications for finance and human resources, and Scout RFP, a leading cloud-based platform for strategic sourcing and supplier engagement, have signed a definitive agreement under which Workday will acquire Scout RFP in an all cash transaction.

Comments on the News

“Scout RFP is an industry leader that is loved by procurement teams who are undergoing a significant shift to better optimize spend,” said Aneel Bhusri, co-founder and CEO, Workday. “Together, we will deliver a modern source-to-pay solution that accelerates our momentum in the spend management market and expands how customers can plan, execute, analyze, and extend in one system.”

“As a Workday Ventures portfolio company and Workday Software Partner, we’ve been incredibly impressed with Workday’s team, culture, customer focus, and products,” said Alex Yakubovich, CEO, Scout RFP. “In addition to our common passion for innovative technologies, our two companies also share a commitment to employee and customer satisfaction, which will enable us to advance our vision to transform strategic sourcing.”

Optimizing Spend to Drive Better Business Outcomes

Leading procurement organizations partner with lines of business to maximize opportunities to support growth as well as drive critical cost savings to impact the bottom line.

With Scout RFP, Workday will provide organizations a comprehensive source-to-pay solution with a best-in-class strategic sourcing offering to transform the procurement organization and deliver better business outcomes, including reduction in spend, greater policy compliance, and maximized engagement across key stakeholders.

Scout RFP provides an intuitive and modern cloud-based platform for strategic sourcing and supplier engagement that makes sourcing simpler, smarter, and more streamlined. Hundreds of customers use Scout RFP to source faster, drive efficiency, and maximize the value of supplier relationships.

Details Regarding Proposed Acquisition of Scout RFP

Under the terms of the definitive agreement, Workday will acquire Scout RFP for consideration of approximately $540 million in cash, subject to adjustments. The transaction is expected to close in the fourth quarter of Workday’s fiscal year 2020, ending Jan. 31, 2020, subject to the satisfaction of customary closing conditions, including required regulatory approval.

Cooley LLP is serving as legal advisor to Workday, and Fenwick & West is serving as Scout RFP’s legal advisor.

Details Regarding Workday’s Fiscal 2020 Third Quarter Financial Results

Workday plans to announce its fiscal 2020 third quarter financial results after market close on Tuesday, Dec. 3, 2019. The company will host a conference call at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to review financial results, additional details on the acquisition, and business outlook.

A live webcast of the event will be available on the Workday Investor Relations site. The replay of the webcast will be available for a minimum of 90 days after the conference call.

About Workday

Workday is a leading provider of enterprise cloud applications for finance and human resources. Founded in 2005, Workday delivers financial management, human capital management, planning, and analytics applications designed for the world’s largest companies, educational institutions, and government agencies. Organizations ranging from medium-sized businesses to Fortune 50 enterprises have selected Workday.

About Scout RFP

Scout RFP is the sourcing and supplier engagement platform trusted by procurement teams to streamline their processes, manage a unified pipeline of projects, and collaborate with stakeholders and suppliers to achieve greater business impact. More than 240 global brands trust Scout RFP’s automated sourcing and auction platform to deliver greater impact through seamless business engagement. Managing over $38.5 billion in project spend, Scout RFP’s powerful platform helps make enterprise commerce faster and more transparent, reduces risk, and drives profitability. Scout RFP is headquartered in San Francisco and funded by Scale Ventures, Menlo Ventures, New View Capital, Salesforce Ventures, Workday Ventures, and Google Ventures.

Forward-Looking Statements

This press release contains forward-looking statements related to Workday, Scout RFP and the acquisition of Scout RFP by Workday that are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits and effects of the proposed transaction, Workday’s plans, objectives, expectations and intentions, and the anticipated timing of closing of the proposed transaction. Risks include, but are not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all; (ii) failure to achieve the expected benefits of the transaction; (iii) Workday’s ability to implement its plans, objectives and other expectations with respect to Scout RFP’s business and its ability to accelerate its growth in the procurement software market; (iv) negative effects of the announcement or the consummation of the transaction on Workday’s business operations, operating results or share price; (v) significant transaction costs; (vi) unknown liabilities; (vii) breaches in our security measures, unauthorized access to our customers’ data or disruptions in our data center operations; (viii) our ability to manage our growth effectively; (ix) competitive factors, including pricing pressures, industry consolidation, entry of new competitors and new applications, advancements in technology, and marketing initiatives by our competitors; (x) the development of the market for enterprise cloud applications and services; (xi) acceptance of our applications and services by customers, including any underlying technology such as machine learning and artificial intelligence; (xii) adverse changes in general economic or market conditions; (xiii) the regulatory, economic, and political risks associated with our international operations; (xiv) delays or reductions in information technology spending; (xv) changes in sales, which may not be immediately reflected in our results due to our subscription model; and (xvi) additional risks included in our filings with the Securities and Exchange Commission (SEC), including our Form 10-Q for the fiscal quarter ended July 31, 2019 and our future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. Workday assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Any unreleased services, features, or functions referenced in this document, our website, or other press releases or public statements that are not currently available are subject to change at Workday’s discretion and may not be delivered as planned or at all. Customers who purchase Workday services should make their purchase decisions based upon services, features, and functions that are currently available.

© 2019. Workday, Inc. All rights reserved. Workday and the Workday logo are registered trademarks of Workday, Inc. All other brand and product names are trademarks or registered trademarks of their respective holders.

Investor Relations Contact:

Michael Magaro, Workday

+1 (925) 379-6000

Michael.Magaro@Workday.com

Media Contact:

Nina Oestlien, Workday

+1 (415) 828-3034

Nina.Oestlien@Workday.com